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                                                                      EXHIBIT 12
                          AMERIKING, INC.
         CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                            Dec. 29, 1998 to                             Dec. 30, 1997 to
                                                              Dec, 27, 1999                                Dec, 28, 1998
                                                              -------------                                -------------
                                                       W/O PIK             With PIK               W/O PIK             With PIK
                                                      Dividends            Dividends             Dividends            Dividends
                                                      ---------           ----------             ---------            ---------
EARNINGS
Income (loss) before income taxes benefit               2,152,000           2,152,000            3,757,000            3,757,000
Interest expense                                       20,470,000          20,470,000           16,275,000           16,275,000
Amortization of deffered financing costs                  801,000             801,000              963,000              963,000
Portion of rents representative of interest             9,333,000           9,333,000            7,046,000            7,046,000
Preferred stock PIK dividends                                   -             585,000                    -              558,000
                                                       ----------          ----------           ----------           ----------
Total earnings                                         32,756,000          33,341,000           28,041,000           28,599,000
                                                       ----------          ----------           ----------           ----------

FIXED CHARGES
Interest expense                                       20,470,000          20,470,000           16,275,000           16,275,000
Amortization of deffered financing costs                  801,000             801,000              963,000              963,000
Portion of rents representative of interest             9,333,000           9,333,000            7,046,000            7,046,000
Preferred stock PIK dividends                                   -             585,000                    -              558,000

Total Fixed Charges                                    30,604,000          31,189,000           24,284,000           24,842,000
                                                       ----------          ----------           ----------           ----------
RATIO OF EARNINGS TO FIXED CHARGES                          1.07                1.07                 1.15                 1.15
                                                       ----------          ----------           ----------           ----------

INSUFFICIENT EARNINGS TO COVER FIXED CHARGES                 N/A                 N/A                  N/A                  N/A
                                                       ----------          ----------           ----------           ----------
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